Exhibit 99.1

HALLIBURTON ANNOUNCES FIRST QUARTER 2023 RESULTS
•Net income of $0.72 per diluted share.
•Net income per diluted share more than doubled from Q1 2022.
•Revenue of $5.7 billion, increased 33% year-over-year.
•Operating margin of 17.2%, increased 530 basis points year-over-year.

HOUSTON – April 25, 2023 – Halliburton Company (NYSE: HAL) announced today net income of $651 million, or $0.72 per diluted share, for the first quarter of 2023. This compares to net income for the first quarter of 2022 of $263 million, or $0.29 per diluted share. Halliburton's total revenue for the first quarter of 2023 was $5.7 billion compared to total revenue of $4.3 billion in the first quarter of 2022. Reported operating income was $977 million in the first quarter of 2023 compared to reported operating income of $511 million and adjusted operating income, excluding impairments and other charges, of $533 million in the first quarter of 2022.

“Halliburton’s performance in the first quarter again demonstrated the earnings power of our strategy, the strength of our competitive position globally and execution for our customers. Total company revenue increased 33% and operating income grew 91% compared to the first quarter of 2022. Both of our divisions delivered strong margin performance,” commented Jeff Miller, Chairman, President and CEO.

"My Halliburton outlook -- for both the current year and the long-term -- is strong. We hear it from our customers, and we see it in our first quarter results. Our customers are clearly motivated to produce more oil and gas and service capacity is tight.

Our strong execution culture, differentiated technology portfolio, and collaborative approach with customers - drive margin improvements and growth across our business. I am confident that we will execute our strategic priorities and deliver shareholder returns. I expect the execution of our strategy will deliver significant and growing free cash flow generation for Halliburton,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the first quarter of 2023 was $3.4 billion, an increase of $1.1 billion, or 45%, when compared to the first quarter of 2022, while operating income was $666 million, an increase of $370 million, or 125%. These results were driven by increased pressure pumping services and completion tool sales globally and improved artificial lift services in North America land and Kuwait.

Drilling and Evaluation

Drilling and Evaluation revenue in the first quarter of 2023 was $2.3 billion, an increase of $337 million, or 17%, when compared to the first quarter of 2022, while operating income was $369 million, an increase of $75 million, or 26%. These results were primarily due to an increase in drilling-related services, along with improved wireline and testing services globally. This increase was partially offset by lower software sales in Mexico.

Both divisional results were negatively impacted in the first quarter of 2023 when compared to the first quarter of 2022, resulting from the sale of our Russian operations during 2022.

Geographic Regions

North America

North America revenue in the first quarter of 2023 was $2.8 billion, a 44% increase when compared to the first quarter of 2022. This increase was primarily driven by improved stimulation activity and pricing gains, in addition to higher well construction services, artificial lift activity, and wireline services in North America land, as well as improved activity in the U.S. Gulf of Mexico across multiple product service lines.

International

International revenue in the first quarter of 2023 was $2.9 billion, a 23% increase when compared to the first quarter of 2022.

Latin America revenue in the first quarter of 2023 was $915 million, an increase of 40% year over year, due primarily to increased well construction services and stimulation activity in Mexico and Argentina, higher completion tool sales across the region, and improved project management activity in Mexico. This increase was partially offset by lower software sales in Mexico.

Europe/Africa revenue in the first quarter of 2023 was $662 million, a decrease of 2% year over year, primarily resulting from our exit from Russia, along with decreased activity across multiple product services lines in Norway. This decrease was offset in part by increased well construction services in Africa.

Middle East/Asia revenue in the first quarter of 2023 was $1.3 billion, an increase of 30% year over year, primarily due to improved activity across multiple product service lines in Saudi Arabia, higher completion tool sales, improved well construction services, and increased project management activity across the region. Partially offsetting this increase was lower stimulation activity in Oman and Kuwait.

Other Financial Items

During the first quarter of 2023, Halliburton repurchased approximately $100 million of common stock.

Selective Technology & Highlights

•Halliburton and Siguler Guff & Company, LP announced the launch of Envana Software Partners, LLC. The new venture provides critical emissions management software-as-a-service (SaaS) solutions to track greenhouse gas emissions in the oil and gas industry and beyond. The venture’s first offering, Envana Catalyst, is a SaaS solution that helps increase transparency of the environmental impact of drilling, completions, and production operations. It can improve the visibility of greenhouse gas emissions tracking and forecasting company wide and can provide support for actionable recommendations throughout upstream asset life, from planning and design through execution.

•Halliburton announced that Hess Corporation has selected the Halliburton Landmark DecisionSpace® 365 Well Construction applications powered by iEnergy® Hybrid Cloud to plan, design, and construct safe, cost effective, and productive wells. DecisionSpace 365 applications empower an agile enterprise and bring planning, design, and operations together to create a digital twin of the well construction process. The applications provide operators real time and efficient collaboration with oilfield service providers and drilling contractors. With DecisionSpace 365 powered by iEnergy hybrid cloud, Hess can leverage predictive drilling analytics using artificial intelligence (AI)/machine learning (ML) and gain comprehensive oversight across the entire well construction lifecycle.

•Halliburton announced that Petrobras will use the Landmark iEnergy® digital platform to address its subsurface challenges. The companies executed a contract that gives Petrobras access to the entire Halliburton Landmark DecisionSpace® 365 Geoscience Suite including cloud-based, next-generation technologies like Seismic Engine, Scalable Earth Modeling, Assisted Lithology Interpretation, DS365.ai, and Neftex® Predictions to support its strategic exploration and production programs. The iEnergy digital platform, which powers DecisionSpace 365 cloud applications, is the E&P industry’s first hybrid cloud designed to deploy, integrate, and manage sophisticated cloud applications. The digital platform contains innovative solutions for geology, geophysics, and engineering in a public cloud, along with high-performance processing and machine learning.

•Halliburton announced that Repsol implemented the Halliburton Landmark DecisionSpace® 365 Well Construction Suite as its preferred digital solution to automate and streamline its well design process. The deployment provides scalability, flexibility, integration, and third-party collaboration and accelerates the adoption of machine learning and artificial intelligence across the drilling and wells organization. The Well Construction Suite and Digital Well Program® help Repsol standardize its well design process and automate routine work to increase efficiency and minimize down time. The SmartDigital® co-innovation service delivers tailored workflows and new components to further reduce cycle time and provide greater data quality throughout the well workflow process.

•Halliburton announced a new Halliburton Digital Center (HDC) in Saudi Arabia that will serve as the primary hub for real-time and remote operations in country. This center co-locates Halliburton product lines including Halliburton Project Management (HPM) in a single environment, accelerating adoption of new digital applications and platforms and utilizing iEnergy. The center enables the scaled deployment of the integrated design of service (iDOS) allowing our product lines to plan a well collaboratively for HPM.

•Halliburton won three 2023 Hart Energy Meritorious Awards for Engineering (MEA) Innovation. MEA honors engineering excellence across the upstream energy industry and recognizes new products and technologies that demonstrate innovation in concept, design and application. Halliburton won the "Machine Learning and AI" category with LOGIX® Autonomous Drilling Platform's Auto Steer Module, the "Non Fracturing Completions" category with Fuzion®-EH electro-hydraulic downhole wet-mate connector, and the "Formation Evaluation" category with StrataStar® Deep Azimuthal Resistivity Service.

•Halliburton announced the implementation of the Auto Pumpdown™ service that enables wireline and pump automation during unconventional completions operations. This service controls fluid pumps and a wireline unit as a single, fully automated, closed-loop system to maximize Halliburton’s plug and perforating performance and efficiency. The system executes operations to plan and optimizes equipment operation for improved consistency. It enhances operations by automating tasks previously prone to human inconsistencies, helps reduce risk by providing prompt feedback to dynamic downhole conditions, thus help prevent unplanned and costly interventions. These improved consistencies create more efficient operations and reduce required fluids for tool conveyance.

•Halliburton introduced the RockJet™ family of reservoir-optimized shaped charges. The RockJet family of charges was developed at the Advanced Perforating Flow Laboratory at the Halliburton Jet Research Center using real rock under downhole conditions to optimize downhole performance. Halliburton’s RockJet charges are the first certified using the American Petroleum Institute’s new perforation witnessed test protocol. The charges allow operators to enhance well productivity by providing optimum reservoir connectivity through deeper formation penetration and a larger perforation tunnel diameter downhole. RockJet shaped charges help increase production and improve well productivity and injectivity by improving reservoir contact through deep and clean tunnels that extend beyond the damage zone.

•Halliburton Labs announced it selected three new companies to participate in its collaborative environment to bring on the future of energy faster. As Halliburton Labs participants, FuelX, LiNa Energy, and Solaires will receive access to a broad range of industrial capabilities, technical expertise, and mentorships to scale their respective businesses. Halliburton Labs helps early-stage companies achieve commercialization milestones with supportive resources that expand customer and investor prospects to enable growth.

•Halliburton announced the addition of Ms. Janet Weiss and Mr. Maurice Smith to its board of directors. The appointments were effective Feb. 21, and both will stand for election by shareholders at the annual meeting on May 17, 2023.

•Halliburton announced that Shannon Slocum, senior vice president, Global Business Development and Marketing, has been promoted to the role of president, Eastern Hemisphere.

About Halliburton

Halliburton is one of the world’s leading providers of products and services to the energy industry. Founded in 1919, we create innovative technologies, products, and services that help our customers maximize their value throughout the life cycle of an asset and advance a sustainable energy future. Visit us at www.halliburton.com; connect with us on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance and our intentions with respect to our shareholder return framework, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: changes in the demand for or price of oil and/or natural gas, including as a result of development of alternative energy sources, general economic conditions such as inflation and recession, the ability of the OPEC+ countries to agree on and comply with production quotas, or other causes; changes in capital spending by our customers; the modification, continuation or suspension of our shareholder return framework, including the payment of dividends and purchases of our stock, which will be subject to the discretion of our Board of Directors and may depend on a variety of factors, including our results of operations and financial condition, growth plans, capital requirements and other conditions existing when any payment or purchase decision is made; potential catastrophic events related to our operations, and related indemnification and insurance; protection of intellectual property rights; cyber-attacks and data security; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, the environment, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; assumptions regarding the generation of future taxable income, and compliance with laws related to and disputes with taxing authorities regarding income taxes; risks of international operations, including risks relating to unsettled political conditions, war, including the ongoing Russia and Ukraine conflict and any expansion of that conflict, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; delays or failures by customers to make payments owed to us; infrastructure issues in the oil and natural gas industry; availability and cost of highly skilled labor and raw materials; and agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2022, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2023	2022	2022
Revenue:
Completion and Production	$3,409	$2,353	$3,182
Drilling and Evaluation	2,268	1,931	2,400
Total revenue	$5,677	$4,284	$5,582
Operating income:
Completion and Production	$666	$296	$659
Drilling and Evaluation	369	294	387
Corporate and other	(58)	(57)	(70)
Impairments and other charges (a)	—	(22)	—
Total operating income	977	511	976
Interest expense, net	(79)	(107)	(74)
Loss on early extinguishment of debt (b)	—	(42)	—
Other, net	(69)	(30)	(60)
Income before income taxes	829	332	842
Income tax provision (c)	(174)	(68)	(177)
Net income	$655	$264	$665
Net income attributable to noncontrolling interest	(4)	(1)	(9)
Net income attributable to company	$651	$263	$656

Basic and diluted net income per share	$0.72	$0.29	$0.72
Basic weighted average common shares outstanding	904	899	906
Diluted weighted average common shares outstanding	907	903	910

(a)	See Footnote Table 1 for details of the impairments and other charges recorded during the three months ended March 31, 2022.
(b)
During the three months ended March 31, 2022, Halliburton recognized a $42 million loss on extinguishment of debt related to the early redemption of $600 million aggregate principal amount of senior notes.

(c)	The tax provision includes the tax effect related to the loss on early extinguishment of debt and impairments and other charges during the three months ended March 31, 2022.
See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	March 31	December 31
	2023	2022
Assets
Current assets:
Cash and equivalents	$1,879	$2,346
Receivables, net	5,195	4,627
Inventories	3,133	2,923
Other current assets	1,038	1,056
Total current assets	11,245	10,952
Property, plant, and equipment, net	4,399	4,348
Goodwill	2,829	2,829
Deferred income taxes	2,574	2,636
Operating lease right-of-use assets	940	913
Other assets	1,632	1,577
Total assets	$23,619	$23,255

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,180	$3,121
Accrued employee compensation and benefits	474	634
Current portion of operating lease liabilities	227	224
Other current liabilities	1,385	1,366
Total current liabilities	5,266	5,345
Long-term debt	7,929	7,928
Operating lease liabilities	812	791
Employee compensation and benefits	377	408
Other liabilities	790	806
Total liabilities	15,174	15,278
Company shareholders’ equity	8,415	7,948
Noncontrolling interest in consolidated subsidiaries	30	29
Total shareholders’ equity	8,445	7,977
Total liabilities and shareholders’ equity	$23,619	$23,255

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31
	2023	2022
Cash flows from operating activities:
Net income	$655	$264
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation, depletion, and amortization	241	232
Impairments and other charges	—	22
Working capital (a)	(728)	(386)
Other operating activities	(46)	(182)
Total cash flows provided by (used in) operating activities	122	(50)
Cash flows from investing activities:
Capital expenditures	(268)	(189)
Proceeds from sales of property, plant, and equipment	41	56
Other investing activities	(68)	(22)
Total cash flows used in investing activities	(295)	(155)
Cash flows from financing activities:
Dividends to shareholders	(145)	(108)
Stock repurchase program	(100)	—
Payments on long-term borrowings	—	(640)
Other financing activities	(4)	80
Total cash flows used in financing activities	(249)	(668)
Effect of exchange rate changes on cash	(45)	(17)
Decrease in cash and equivalents	(467)	(890)
Cash and equivalents at beginning of period	2,346	3,044
Cash and equivalents at end of period	$1,879	$2,154

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 2 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
Revenue	2023	2022	2022
By operating segment:
Completion and Production	$3,409	$2,353	$3,182
Drilling and Evaluation	2,268	1,931	2,400
Total revenue	$5,677	$4,284	$5,582

By geographic region:
North America	$2,765	$1,925	$2,611
Latin America	915	653	945
Europe/Africa/CIS	662	677	657
Middle East/Asia	1,335	1,029	1,369
Total revenue	$5,677	$4,284	$5,582

Operating Income
By operating segment:
Completion and Production	$666	$296	$659
Drilling and Evaluation	369	294	387
Total Operations	1,035	590	1,046
Corporate and other	(58)	(57)	(70)
Impairments and other charges	—	(22)	—
Total operating income	$977	$511	$976

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2023	2022	2022
As reported operating income	$977	$511	$976

Impairments and other charges:
Receivables	—	16	—
Other	—	6	—
Total impairments and other charges (a)	—	22	—
Adjusted operating income (b) (c)	$977	$533	$976

(a)	During the three months ended March 31, 2022, Halliburton recorded $22 million of impairments and other charges, primarily related to our assets in Ukraine.
(b)
Management believes that operating income adjusted for impairments and other charges is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income” plus "Total impairments and other charges" for the respective periods.

(c)	We calculate operating margin by dividing reported operating income by reported revenue. We calculate adjusted operating margin by dividing adjusted operating income by reported revenue.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Three Months Ended
	March 31		December 31
	2023	2022	2022
Total cash flows provided by (used in) operating activities	$122	$(50)	$1,163
Capital expenditures	(268)	(189)	(350)
Proceeds from sales of property, plant, and equipment	41	56	43
Free cash flow (a)	$(105)	$(183)	$856

(a)
Free Cash Flow is a non-GAAP financial measure which is calculated as “Total cash flows provided by (used in) operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business and is consistent with the disclosures of Halliburton's direct, large-cap competitors.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, April 25, 2023, to discuss its first quarter 2023 financial results. The call will begin at 8 a.m. CT (9 a.m. ET).

Please visit the Halliburton website to listen to the call via live webcast. A recorded version will be available under the same link immediately following the conclusion of the conference call. You can also pre-register for the conference call and obtain your dial in number and passcode by clicking here.

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CONTACTS

Investors Relations Contact
David Coleman
Investors@Halliburton.com
281-871-2688

Press Contact
Brad Leone
PR@Halliburton.com
281-871-2601